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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration Under
            Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and
                  15(d) of the Securities Exchange Act of 1934

                     Commission File Number    001-03462
                                           -----------------

                            Carlyle Industries, Inc.
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             (Exact name of registrant as specified in its charter)

                One Palmer Terrace, Carlstadt, New Jersey, 07072
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                                 (201) 935-6220
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(i)         [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(ii)        [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)        [ ]
                                     Rule 15d-6                  [ ]


         Approximate number of holders of record as of the certification or notice date: 1227
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Carlyle Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 7, 2003                CARLYLE INDUSTRIES, INC.



                                      BY:    /s/ Robert A. Levinson
                                             ---------------------------
                                      Name:  Robert A. Levinson
                                      Title: Chairman, President and Chief
                                             Executive Officer